Redacted portions have been marked with asterisks (****). Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

                                                          CONFIDENTIAL TREATMENT
                                                                   EXHIBIT 10.38









                                 SYSTEM USE AND

                                SERVICE AGREEMENT


                                     BETWEEN


                             WILTEL, INC. ("WILTEL")

                                       AND

                               VYVX, INC. ("VYVX")





                                    EFFECTIVE
                                      AS OF
                                 JANUARY 1, 1994





EXECUTION COPY

                                TABLE OF CONTENTS



Section 1  DEFINITIONS AND EXHIBITS....................................................1

       Section 1.01      Definitions...................................................1

       Section 1.02      Exhibits......................................................9

       Section 1.03      Section References...........................................10

Section 2  PURCHASE AND USE OF THE WILTEL NETWORK.....................................10

       Section 2.01      Network Purchase.............................................10

       Section 2.02      Right to Use.................................................10

       Section 2.03      Additional Purchase Price................................... 10

       Section 2.04      Transition...................................................11

       Section 2.05      Use by WilTel................................................11

       Section 2.06      Rights-of-way................................................12

       Section 2.07      Additional Vyvx Equipment....................................12

       Section 2.08      WilTel Added Equipment.......................................14

       Section 2.09      Replacement and Expansion of the WilTel Network..............14

       Section 2.10      Addition of Drop Points......................................15

       Section 2.11      Access.......................................................16

       Section 2.12      Salvage Rights...............................................16

Section 3  SERVICES AND SERVICE COSTS.................................................17

       Section 3.01      Agreement to Provide Services and Pay Service Costs..........17

       Section 3.02      Description of Services......................................17


       Section 3.03      Payment of Service Costs.....................................18

       Section 3.04      Rights Transfer Costs........................................18

       Section 3.05      Shared Project Costs.........................................19

       Section 3.06      Provisioning of Off-Network Services.........................20

       Section 3.07      Commencement of Services and Term of Agreement...............20

Section 4  RISK OF LOSS, INDEMNIFICATION, AND
       USE OF THE VYVX PROPERTY.......................................................21

       Section 4.01      Risk of Loss and WilTel Liability............................21

       Section 4.02      Vyvx Indemnification.........................................21

       Section 4.03      WilTel Indemnification.......................................22

       Section 4.04      Use of the Vyvx Property.....................................22

Section 5   INSPECTION OF FACILITIES AND AUDITS.......................................23

       Section 5.01      Inspection of Equipment......................................23

       Section 5.02      Audits.......................................................23

       Section 5.03      Cooperation of the Parties...................................23

Section 6  BANKRUPTCY.................................................................24

Section 7  TAXES......................................................................25

Section 8  REGULATION.................................................................26

Section 9  OVERDUE PAYMENT CHARGES....................................................26

Section 10 MISCELLANEOUS PROVISIONS...................................................27

        Section 10.01    Limitation of Liability .....................................27

        Section 10.02    Successors in Interest; Transfers ...........................28

        Section 10.03    Resolution of Disputes ......................................29


        Section 10.04    Force Majeure ...............................................29

        Section 10.05    Change in Technology ........................................30

        Section 10.06    Payments ....................................................30

        Section 10.07    Partial Network Operations ..................................30

        Section 10.08    Disclosure ..................................................30

        Section 10.09    Authority and Approval ......................................32

        Section 10.10    Governing Law ...............................................33

        Section 10.11    Execution in Counterparts ...................................33

        Section 10.12    Integration; Amendments .....................................33

        Section 10.13    Severability ................................................33

        Section 10.14    Waivers .....................................................33

        Section 10.15    Indemnification of Third Parties by WilTel...................34

        Section 10.16    Headings ....................................................34

        Section 10.17    Rights and Remedies Cumulative ..............................34

        Section 10.18    Notices .....................................................34

        Section 10.19    WilTel Abandonment of Service ...............................34

        Section 10.20    Invoices and Access to Books and Records.....................36

                                LIST OF EXHIBITS



                           EXHIBIT A    WILTEL NETWORK



                           EXHIBIT B    VYVX EQUIPMENT



                           EXHIBIT C    VYVX FIBER



                           EXHIBIT D    SYSTEM SEGMENTS



                           EXHIBIT E    SYSTEM SERVICE STATEMENT

                        SYSTEM USE AND SERVICE AGREEMENT


         AGREEMENT executed this ___ day of _____________ 199_ and effective as of January 1, 1994, by and between WilTel, Inc. ("WilTel"), a Delaware corporation having its principal place of business at One Williams Center, Tulsa, Oklahoma 74172; and Vyvx, Inc. ("Vyvx"), a Delaware corporation having its principal place of business at Tulsa Union Depot, 111 East First Street, Tulsa, Oklahoma 74103.

                              W I T N E S S E T H:

         WHEREAS, WilTel sold a fiber strand and equipment to Vyvx effective as of January 1, 1994, pursuant to an agreement (short form) as of that date (the "Initial Agreement"); and

         WHEREAS, WilTel and Vyvx acknowledge their continuing obligations to each other under the Initial Agreement, but desire to further define their respective rights and obligations thereunder and thereby permanently amend, restate, and supersede in its entirety the Initial Agreement as it relates to future rights and obligations of the Parties;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, WilTel and Vyvx, intending legally to be bound, agree as follows:

                                    SECTION 1
                            DEFINITIONS AND EXHIBITS

         Section 1.01. Definitions. Unless otherwise defined herein, the terms used in this Agreement will have their normal or common meanings. In addition, the following terms will have the following meanings for the purposes of this Agreement including Exhibits A through E:

         (a)  "Additional Purchase Price" is as defined in Section 2.04.

         (b)  "Additional Purchase Price Credits" is as defined in Section 2.04.

         (c)  "Additional Service Costs" is as defined in Section 3.03.

         (d)  "Additional Vyvx Fiber" is as defined in Section 2.09.

         (e) "Affiliate" of Vyvx or WilTel, as the case may be, means any person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of any person, whether through the ownership of securities, by contract, or otherwise. The term "person" means an individual, partnership, joint venture, corporation, trust, unincorporated organization or a government or any department or agency thereof.

         (f) "Agreement" means this System Use and Service Agreement, of which this Section 1.01 is a part, including the attached Exhibits.

         (g) "Change of Control" means (i) any transaction in which WilTel, or any direct or indirect parent corporation of WilTel, is, directly or indirectly, acquired by, merged into or consolidated with, or reorganized into, another corporation or other legal entity, and as a result of such acquisition, merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of WilTel, or any direct or indirect parent corporation of WilTel, as the case may be, immediately after the transaction are held in the aggregate by the persons holding such securities immediately prior to the event; or (ii) any transaction in which WilTel, or any direct or indirect parent corporation of WilTel, sells or otherwise transfers all or substantially all of its assets to any other corporation or other person, if less than a majority of the combined voting power of the then-outstanding securities of such other person is held in the aggregate by the holders of voting stock of WilTel, or any direct or indirect parent corporation of WilTel, as the case may be; provided, however, that any such transactions will not include a transaction where the other party to the transaction is a WilTel Affiliate prior to the transaction in question.

         (h) "Collocate Agreement" means the Collocate Agreement between Vyvx and WilTel executed concurrently herewith whereby Vyvx may locate certain of its own property inside a POP.

         (i) "Common Facilities" means the common mechanical, electrical, and environmental equipment, located in a Regenerator Location or POP, maintained by WilTel as well as the building structures and areas surrounding them, and includes, but is not limited to, batteries, generators, rectifiers, monitoring and control equipment, and the environmental alarm system. Common Facilities will include that equipment which provides, or contributes to, the environmental control of the space and the provision of AC or DC power, but specifically does not include either Parties' fiber optic transmission system equipment or equipment specifically and uniquely deployed for the purpose of monitoring, controlling and operating either Parties' fiber optic transmission system equipment.

         (j) "Common Facilities Costs" means the Costs incurred by WilTel associated with the addition of capital assets to the Common Facilities on the WilTel Network in order to accommodate Vyvx's request to add Vyvx Equipment pursuant to Section 2.07 hereof or WilTel's addition of electronics pursuant to
Section 2.08 hereof.

         (k) "Confidential Information" means (i) all documents, materials and other information (whether or not reduced to tangible form), including, but not limited to, information transmitted over the WilTel Network, which either Party acquires from the other Party, and which the receiving Party knows, or reasonably should know, are confidential and proprietary; or (ii) all documents and materials which either Party provides to the other Party and which the disclosing Party clearly identifies in writing on such documents or materials as being "Proprietary" or "Confidential". "Confidential Information" will not include information generally employed by the communications industry which is in the public domain or information which is independently developed, rightfully acquired from third parties or approved for disclosure by the prior written authorization of the disclosing Party.

         (l)  "Costs"

              (i) WilTel's actual costs reasonably incurred and directly attributable to the performance of a Project on the WilTel Network defined as the sum of the following:

                     (A) "Direct Labor Costs" means the actual direct cost (i.e., wages or salaries) of engineering, craft and immediate craft supervision as specifically applicable to the performance of the Project as recorded through WilTel's positive labor time reporting system, and will not include any WilTel mark-up, margin or profit.

                     (B) "Direct Material Costs" means the actual invoiced cost or material transfer cost (including freight costs) for material used in performance of the Project and will not include any WilTel mark-up, margin or profit.

                     (C) "Overhead" means the overhead allocation on Direct Labor Costs in accordance with the established accounting procedure used by WilTel which it utilizes in billing third parties for Reimbursable Projects.

                     (D) "Subcontractor Payments" means the actual amounts paid by WilTel to subcontractors for the performance of work included in a Project and will not include any WilTel mark-up, margin or profit.

              (ii) For the purposes of calculating the Costs, all trade discounts, rebates and refunds and all returns from the sale of surplus materials and supplies, will be deducted from the cost of Direct Material described above.

              (iii) Costs will not include any expenses or costs incurred that are due to the negligence of WilTel, any WilTel subcontractor, or anyone directly or indirectly employed by any of them, or for whose acts any of them are liable.

         (m) "Day" or "day" means any part or fraction of a calendar day commencing at twelve (12) -------------- o'clock midnight, local time.

         (n) "Demand Maintenance" means all corrective maintenance actions to be performed by WilTel pursuant to this Agreement necessitated by indications, either electrically, mechanically, or optically, that corrective measures are clearly required in order to restore the affected system or subsystem to normal operating condition, including but not limited to cable restoration, battery failure, HVAC failure, etc.; provided, however, Demand Maintenance does not mean improvements to Vyvx Property, except incidental improvements.

         (o) "Demarcation Point" means a Jack within a POP, Fiber Distribution Panel within a Regenerator Location and elsewhere at a Drop Point.

         (p) "Drop Point" means the point other than at a Fiber Distribution Panel where a Vyvx Fiber is terminated on the WilTel Network. Each Drop Point will be at a Splice Location.

         (q) "DS3" means a digital signal having a bit rate of 44.736 Mb/s in accordance with ANSI Standard T1.102 (formerly AT&T Compatibility Bulletin 119 dated October 1979) and Technical

Reference PUB 54014. As applied to the computation of the Vyvx Percentage, the number of DS3s will be expressed as the total manufacturer's designed capacity (including protection) of the installed equipment, whether or not fully operational to the maximum designed capacity.

         (r) "DS3 Mile" is a measure of optical transmitting capacity equal to the transmission of (or ability to transmit) one (1) DS3 signal over a distance of one (1) mile.

         (s) "Expansion Fee" is the amount calculated by multiplying the Vyvx Percentage by all Common Facilities Costs.

         (t)  "Expiration Date" is as defined in Section 3.08.

         (u) "Fiber Distribution Panel" or "FDP" means the fiber distribution panel, fiber organizing and storage cabinet, or such other similar demarcation point.

         (v)  "Force Majeure" has the meaning set forth in Section 10.04 hereof.

         (w) "GDP Index" means the "Fixed-Weighted Price Index for the Gross Domestic Product, 1987 Weights" published by the United States Department of Commerce.

         (x)  "Hurdle" is as defined in Section 3.06.

         (y)  "Inflation Adjustment" is as defined in Section 3.03.

         (z)  "Initial Service Costs" is as defined in Section 3.03.

         (aa) "Jack" means a DS3 coaxial electrical interconnection point on a DSX-3 cross-connect panel.

         (ab) "Month" or "month" means a calendar month.

         (ac) "Off-network Services" is as defined in Section 3.07.

         (ad) "Other Maintenance" means any maintenance requested by Vyvx to be performed by WilTel which is not Routine Maintenance or Demand Maintenance but that which Vyvx has deemed necessary for the proper operation of the Vyvx Property, including, but not limited to, addition of a Drop Point, splicing of Vyvx Fiber (excluding repair in a Demand Maintenance situation or reconnection associated with a cable relocation) or any other manipulation of the Vyvx Fiber, maintenance, assembly or disassembly of Vyvx Equipment, installation or removal of Vyvx Equipment, wiring of installed Vyvx Equipment, testing and acceptance of Vyvx Equipment, trouble resolution of installed systems or rearrangement and splicing of fiber jumpers. Vyvx will provide WilTel a written request for Other Maintenance along with a description of the maintenance requested and the desired time frame for completion.

         (ae) "Other Networks" means fiber-optic communications systems on the WilTel Network, other than the Vyvx Property, owned by parties other than WilTel.

         (af) "Party" or "Parties" means either WilTel or Vyvx or both, as the context requires.

         (ag) "POP" means a WilTel "POP" or "Point of Presence" as that term is used by WilTel to describe certain of its facilities.

         (ah) "Project" means only the following described projects for which Vyvx may be required to pay Costs in addition to the annual Service Costs:

              (i)    an acquisition of ROW's under Section 2.06; or

              (ii)   a Common Facility expansion required under Section 2.07 or
Section 2.08 in which an Expansion Fee is charged; or

              (iii) a Network Replacement or WilTel Expansion under Section 2.09; or

              (iv)   Rights Transfer Costs under Section 3.04; or

              (v)    a Shared Project as described in Section 3.05; or

              (vi)   provisioning of Off-network Services under Section 3.06; or

              (vii)  Other Maintenance in accordance with Section 2.07 and
Section 1.g. of the System Service Statement.

The above-defined Projects are intended to include all projects for which Vyvx is required to pay Costs, but does not set forth all circumstances in which Vyvx is required to make other payments (other than Costs) under this Agreement.

         (ai) "Reconfiguration Date" is as defined in Section 2.04.

         (aj) "Regenerator Location" means a controlled environmental vault, regenerator hut or other facility other than a POP located on the WilTel Network where optical communications signals are transmitted.

         (ak) "Reimbursable Projects" means those projects, whether requested by a third party or necessitated by the negligence or malfeasance of a third party which the Costs of said project may be potentially reimbursable, either in whole or in part, by such third party.

         (al) "Renewal Term" is as defined in Section 3.07.

         (am) "Rights Transfer" is as defined in Section 2.02.

         (an) "Rights Transfer Costs" is as defined in Section 3.04.

         (ao) "Routine Maintenance" means all routine prevention and routine maintenance actions prescribed by either the original equipment manufacturer or industry practice including, but not limited to, those actions that involve the visual inspection and recording of meter readings on power equipment and other ancillary support equipment, maintenance items necessary to the proper operation, service and maintenance of a fiber optic transmission system, cable locates, surveillance and cable relocates (except for cable relocates that qualify as Shared Projects under Section 3.05 or are requested by Vyvx as Other Maintenance).

         (ap) "ROW" means a right-of-way, right-of-occupancy, right-of-use, easement, license or similar right obtained by WilTel over the WilTel Routes.

         (aq) "Service Costs" means the Service Costs, including any Additional Service Costs, for a Service Period charged to Vyvx by WilTel for the services rendered by WilTel pursuant to Section 3 of this Agreement and which is calculated in accordance with the provisions of Section 3.03.

         (ar) "Splice Location" means a point where cable ends are joined together.

         (as) "System Service Statement" means the "System Service Statement" attached as Exhibit E.

         (at) "V & H" means on a Vertical and Horizontal basis.

         (au) "VGE" means Voice Grade Equivalent.

         (av) "Video Use" is as defined in Section 4.04.

         (aw) "Vyvx Contact" means the single point of contact(s) staffed twenty-four (24) hours a day with a toll free telephone number identified in Attachment 2 to the System Service Statement, to whom all notifications by WilTel will be given.

         (ax) "Vyvx Equipment" means the fiber optic transmission system equipment identified on Exhibit B and all other articles of property hereafter installed by Vyvx which is utilized by Vyvx to provide optical transmission over the Vyvx Fiber.

         (ay) "Vyvx Fiber" means the single mode optic fiber strand owned by Vyvx contained in the WilTel Cable as solely identified in Exhibit C.

         (az) "Vyvx Percentage" means the percentage derived by:

              (i) as applied to the Vyvx Fiber, and all fiber related Costs, dividing one by the number of total fibers (excluding fibers used for protect channels) in the WilTel Cable along the applicable segment of the WilTel Network, and multiplying the result by 100;

              (ii) as applied to Vyvx Equipment and all equipment-related Costs, dividing the number of DS3s allocable to the Vyvx Equipment by the total number of DS3s (excluding protect channels) on the WilTel Network at the relevant Regenerator Location or POP and multiplying the result by 100.

         (ba) "Vyvx Property" means the communications property on the WilTel Network comprised entirely and only of the Vyvx Fiber and Vyvx Equipment.

         (bb) "WilTel Cable" means the multifiber single mode optical fiber cable located on the WilTel Route linking Regenerator Locations and POPs which contains the Vyvx Fiber and fibers owned by WilTel and owners of Other Networks and which specifically includes, but is not limited to, the sheath, conduit, manholes/hand holes, splice closures, signage, splice vaults, protection devices, markers and bounds associated with such cable.

         (bc) "WilTel Expansion" is as defined in Section 2.09.

         (bd) "WilTel Network" means the fiber-optic transmission systems, including the Common Facilities, linked by the WilTel Cable, including the Vyvx Property and all Other Networks constructed or managed by WilTel, which are, except for the Vyvx Property and all Other Networks, owned by WilTel. The WilTel Network is graphically represented in Exhibit A hereto. The WilTel Network is bounded by the Demarcation Points.

         (be) "WilTel Route" means the course over which the WilTel Network runs on the ROWs.

         Section 1.02. Exhibits. All of the exhibits to this Agreement are hereby incorporated by reference in this Agreement and will, together with this Agreement, be deemed one and the same instrument.

         Section 1.03. Section References. Unless otherwise indicated, all "Section" references are to the applicable Sections of this Agreement.

                                    SECTION 2
                     PURCHASE AND USE OF THE WILTEL NETWORK

         Section 2.01 Network Purchase. Vyvx has purchased from WilTel and WilTel has sold to Vyvx the fiber optic communication system which consist of the Vyvx Equipment (as detailed in Exhibit B) and Vyvx Fiber (as detailed in Exhibit C) along the routes described in Exhibit D. Except as provided by
Section 2.02, WilTel, by bill of sale to Vyvx, will deliver title to the Vyvx Property on an "AS-IS, WHERE-IS" basis.

         Section 2.02 Right to Use. Along any portion of any of the routes where WilTel does not own fee title to the Vyvx property or where WilTel's contractual obligations preclude a transfer of title, WilTel hereby assigns to Vyvx an indefeasible right to use ("Rights Transfer") of the Vyvx Property which will include all rights WilTel may legally and contractually transfer in the Vyvx Property. Such Rights Transfer includes a proportionate assignment of purchase options. If WilTel elects not to exercise any purchase option covering property which includes any Vyvx Property at the end of a term of the contract, WilTel will notify Vyvx in writing and by such written notice will assign to Vyvx such purchase option in total.

****
         Section 2.04. Transition. WilTel and Vyvx will each use its respective best efforts to devise and implement by a date as soon as practical, but no later than August 31, 1995 (the "Reconfiguration Date"), a plan of reconfiguration that will place the telecommunications service requirements of Vyvx on the Vyvx Property, or as otherwise provided by Section 2.05, in a manner that will not interrupt the services provided to other customers by either WilTel or Vyvx. Through the Reconfiguration Date, Vyvx grants WilTel the right to use and manage the Vyvx Property, and if WilTel is utilizing any of the Vyvx Property for its own use, WilTel will provide to Vyvx, within WilTel's normal provisioning interval provided to its customers with capacity over the WilTel Network similar in total amount to Vyvx, the use of any of WilTel's property on the WilTel Network in order to provide to Vyvx the telecommunications services necessary for Vyvx's operations.

         Section 2.05. Use by WilTel. On and after the Reconfiguration Date:

         (a) Each Party will provide to the other the use of any spare capacity such Party may have over either the WilTel Network or Vyvx Property, as the case may be, **** the purpose of providing protection switching and redundancy to the other Party's customers.

         (b) Vyvx will provide to WilTel, at WilTel's request, the use of any spare capacity Vyvx may have over the Vyvx Property at a rate of **** per V&H VGE mile/month for the purpose of WilTel's resale on a short-term basis to its customers.

         (c) Each Party will provide to the other fifteen (15) days prior to the beginning of each quarter commencing on or after the Reconfiguration Date a forecast of its spare capacity for such quarter.

         (d) Nothing herein is intended to imply an obligation on the part of either Party to maintain any spare capacity.

         (e) In order to provide diversity for both Vyvx and WilTel, one Party may request the other to swap capacity over the other's Network for an equal amount of capacity over other working systems or fibers along the same route over the WilTel Network.

         Section 2.06. Rights-of-Way. In the event any problem arises concerning either the adequacy or validity of such ROW's or their termination, WilTel will obtain all ROW's necessary to permit the continuous operation of the WilTel Network over the WilTel Route or an alternate route which provides connectivity to the same major POP locations; provided, however, that WilTel will not have any obligation to Vyvx under this Section 2.06 to the extent that such problem is due to Vyvx's violation of this Agreement or to Vyvx's intentional or negligent act or omission. Vyvx will pay the Vyvx Percentage of all Costs (not otherwise included in Rights Transfer Costs) incurred by WilTel in obtaining the necessary ROW's.

         Section 2.07. Additional Vyvx Equipment.

         (a) Vyvx may, by written notice, at any time, request WilTel to allow installation of additional Vyvx Equipment or reconfiguration of its existing Vyvx Equipment (the "Initial Notice"). Vyvx will be authorized to use any type of equipment offered by any supplier, provided, however, that due to space restrictions and compatibility requirements, the equipment must be fiber optic transmission system equipment (i) which has been recently (within the previous eighteen months) purchased, (ii) which is of the current generation of technology commercially available, (iii) which is compatible with WilTel's operation and maintenance procedures and with the available space, common facilities, and other equipment maintained by WilTel on the WilTel Network at the location(s) designated for the additional Vyvx Equipment and (iv) the use of which will not cause interference to others, including WilTel, on the WilTel Network. In the Initial Notice, Vyvx will provide WilTel with a scope of work (including locations and estimated in-service dates) and other technical data necessary for the replacement, removal and/or installation of the Vyvx Equipment. Following receipt of Vyvx's Initial Notice, WilTel and Vyvx will determine the Vyvx Percentage, the estimated Common Facilities Costs and other estimated expenses associated with expanding the WilTel Network.

         (b) WilTel, or any party designated by WilTel will perform all work involved in installing additional Vyvx Equipment, including Common Facilities work, if such work impacts Common Facilities. Otherwise, Vyvx may perform such installation work itself or request WilTel to perform pursuant to a request for Other Maintenance.

         (c) If the Parties agree upon the design, the Vyvx Percentage and Common Facilities Costs and other expenses associated with the addition of Vyvx Equipment and the in-service dates, Vyvx may notify WilTel in writing of its decision to add the additional Vyvx Equipment (the "Second Notice") according to the agreed upon plan.

         (d) If Vyvx decides that the plan to which WilTel will agree is not adequate to meet its future needs, it may volunteer and WilTel will accept payment of one hundred percent (100%) of any additional Common Facilities Costs required to implement a Vyvx plan ("Vyvx Plan"), which Vyvx Plan must be acceptable to WilTel. If the plan is not acceptable to WilTel, then the Parties will utilize the Dispute Resolution procedures provided in Section 10.03.

         (e) Within a reasonable time period after receipt of the Second Notice or Vyvx Plan by WilTel, WilTel will commence and perform the work to be provided according to the agreed upon design pursuant to Section 2.07(c) hereof or the Vyvx Plan.

         (f) The Second Notice or Vyvx Plan must be received by WilTel within sixty (60) days from when an agreed upon design is reached or rejected by Vyvx. Upon receipt of the Second Notice by WilTel, Vyvx will become obligated to pay the Expansion Fee; upon receipt of the Vyvx Plan by WilTel, Vyvx will become obligated to pay its one hundred percent (100%) of the estimated Common Facilities Costs. Vyvx will pay the Expansion Fee within thirty (30) days of receipt of an invoice from WilTel setting forth the Expansion Fee.

         (g) In the event WilTel incurs any Costs, other than Common Facilities Costs, in connection with the installation of Vyvx Property pursuant to the provisions of this Section 2.07, Vyvx will make payment of such Costs within thirty (30) days of the date of mailing or dispatch to Vyvx of an invoice from WilTel for such Costs.

         (h) In connection with its work, WilTel will also return to Vyvx, at Vyvx's cost, any Vyvx Property that is no longer required for the operation of the Vyvx Network. WilTel will provide Vyvx with available documentation describing the returned property. Nothing in the preceding sentence, however, will impose on WilTel any obligation to disclose any information which WilTel is obligated either by law or by contract not to disclose.

         (i) WilTel will have no liability for any delay in the installation of any equipment pursuant to this Section 2.07, or for any portion of such a delay, which is attributable to a Force Majeure event or which is attributable to Vyvx, an Affiliate of Vyvx, the employees, agents or servants of either of the foregoing, any party with whom the preceding parties have contracted and any other cause within the control of or for which responsibility rests with any of the preceding parties.

         (j) If WilTel begins using any Common Facilities or Vyvx Equipment added pursuant to a Vyvx Plan, for itself or its customer's other than Vyvx, WilTel will pay Vyvx an amount equal to the net book value of such space or equipment as recorded on the books of Vyvx, less the Vyvx Percentage.

         Section 2.08. WilTel Added Equipment.

         (a) WilTel may, at its discretion, add equipment on the WilTel Network. If Common Facilities Costs are to be incurred, WilTel will notify Vyvx in writing of the estimated Common Facilities Costs, the Vyvx Percentage and the estimated Expansion Fee sufficiently in advance of WilTel's plan to add equipment so that Vyvx may determine whether it desires to add or reconfigure equipment in conjunction with WilTel's intended plan.

         (b) Vyvx and WilTel agree to cooperate in the performance of any required Common Facilities work, including relocating and rearranging property, in order to best utilize space and minimize cost.

         (c) Vyvx will pay the Expansion Fee within thirty (30) days of receipt of an invoice therefor.

         (d) The payment by Vyvx required in this Section will not grant, provide or otherwise transfer to Vyvx any ownership interest in any of the Common Facilities, equipment or electronics installed by WilTel.

         Section 2.09. Replacement and Expansion of the WilTel Network.

         (a) Except as provided in Sections 2.09(a) and (b), if WilTel, or its Affiliates, replaces any portion of the existing WilTel Network (e.g., substitution of last-mile facilities or replacement of the fiber optic cable along the same or similar routes) (a "Network Replacement"), or expands the WilTel Network (a "WilTel Expansion"), whether through installation of additional fiber optic cable, purchasing a partial interest or right of use in a fiber optic cable or multiple fiber optic strands or through acquisition of, or merger with, a company with additional on-net fiber, WilTel will sell to Vyvx one fiber strand (an "Additional Vyvx Fiber") ****.

         (b) In the event of a WilTel Expansion where the purchase by Vyvx of an Additional Vyvx Fiber would result in a capacity constraint over any particular segment of such WilTel Expansion, and Vyvx desires to purchase an Additional Vyvx Fiber over such segment, WilTel will use reasonable efforts to acquire sufficient capacity to remedy the constraint over such segment, and Vyvx will reimburse WilTel the Costs of such remedial measures.

         (c) Vyvx will have no rights to purchase, and WilTel and its Affiliates will have no obligation to sell, an Additional Vyvx Fiber of any portion of a WilTel Expansion which results from a Change of Control, and following the date of any such Change of Control, Vyvx will have no rights to purchase, and neither WilTel nor any of its Affiliates will have any obligation to sell, an Additional Vyvx Fiber of any portion of a WilTel Expansion effected by any Affiliate of WilTel which was not an Affiliate of WilTel immediately prior to such Change of Control. Notwithstanding the preceding sentence, Vyvx will retain any of its rights for spare capacity as contemplated by Section 2.05 under any contract between WilTel and the acquiring party in any such Change of Control in effect prior to the date of such Change of Control, or under a replacement arrangement on the same terms and conditions in the event such contract is terminated in conjunction with or after such a Change of Control.

         (d) From and after the date of the acquisition of an Additional Vyvx Fiber as a result of a WilTel Expansion, Vyvx will pay additional Service Costs as provided in Section 3.03(d).

         Section 2.10. Addition of Drop Points.

         (a) Vyvx will have no right to access Vyvx Fiber located within the WilTel Cable other than as provided herein. Vyvx will provide WilTel a request for Other Maintenance. Such request will detail the Splice Location and set forth the work required to be performed. Vyvx will provide a cable adequate to reach the Splice Location with an additional length (minimum 25 meters) sufficient for WilTel to splice into the Vyvx Fiber at the designated Splice Location.

         (b) Vyvx will obtain the necessary rights-of-way (or other rights) and be responsible for the installation of fiber cable connecting to the Drop Points.

         (c) Vyvx will pay to WilTel all Costs incurred by WilTel associated with the addition of Drop Points within thirty (30) days of receipt of an invoice from WilTel setting forth the calculation of such Costs.

         (d) WilTel will not be obligated to add a Drop Point at a particular Splice Location if there is undue risk to the WilTel Cable or a significant technical impediment involved at such Splice

Location. At Vyvx's request, the nearest Splice Location at which such conditions do not exist will be used as an alternate.

         Section 2.11. Access. WilTel will provide Vyvx with reasonable access to POPs and Regenerator Locations during regular business days between the hours of 8:00 AM and 5:00 PM to the extent that such access is related to the installation, operation, maintenance or repair of the Vyvx Equipment. WilTel will make reasonable efforts to grant Vyvx access to the POPs and Regenerator Locations and the Vyvx Equipment at other times upon twenty-four (24) hour notice and to designate WilTel personnel. In case of emergency, WilTel will make reasonable efforts to provide Vyvx access to the POPs and Regenerator Locations and Vyvx Equipment upon two (2) hours notice to WilTel personnel. During such access, WilTel personnel may be present at all times. Vyvx will reimburse WilTel for all costs relating to such access, including labor, associated with non-business day access as follows: **** for 5:00 p.m. to 8:00 a.m., local time, Monday - Friday and **** on weekends; such rates to be reasonably adjusted from time to time to reflect changes in WilTel's labor Costs. WilTel will provide "view only" electronic access for Vyvx to WilTel's Network Management System subject to any technological limitations.


         Section 2.12. Salvage Rights. Prior to the final expiration of any ROW over which the Vyvx Property runs, WilTel will, at Vyvx's election and expense, employ an independent consultant who will determine no later than six (6) months before such expiration whether salvage of any or all of the WilTel Network affected by such expiration, including the property owned by Vyvx and others, is feasible. If salvage is feasible, then the consultant will determine whether such salvage is economic, i.e., whether there are likely to be net salvage proceeds after costs of salvage (including costs of hiring the consultant) are deducted. To the extent practicable, WilTel will employ the independent consultant no later than two (2) years prior to any such expiration of a ROW.

         If either (i) the consultant, in accordance with the provisions of this
Section 2.12, concludes that salvage is either not feasible or not economic (as defined above), or (ii) WilTel did not have adequate notice of a termination or early expiration of the particular ROW, that portion of the Vyvx Property which runs over that ROW will be abandoned upon expiration of that ROW.

         Notwithstanding any provision in this Agreement to the contrary, if any grantor of a ROW over which the Vyvx Property runs has the right to require the removal of property comprising the WilTel Network at the expiration of the ROW, and if such grantor exercises such right, WilTel will remove and dispose of such property and take all other required actions including restoration, if applicable, and Vyvx will pay its pro rata share (based on an applicable percentage of DS3 Miles) of the attendant Costs within thirty (30) days following receipt of the applicable WilTel invoice.

         If the consultant, in accordance with the provisions of this Section 2.12, determines that salvage of the affected portion of the WilTel Network is both feasible and economic (as defined above), WilTel will undertake the appropriate salvage and deduct all costs of salvage from the salvage proceeds, unless prior to the expiration of the affected ROW, WilTel, pursuant to Section 3.08, notifies Vyvx that the ROW has been extended or renewed. Each owner of salvaged property will receive the net salvage proceeds of its property as determined by the independent consultant, whose determination will be final and binding on each such owner.

                                    SECTION 3
                           SERVICES AND SERVICE COSTS

         Section 3.01. Agreement to Provide Services and Pay Service Costs. During the term of this Agreement, WilTel will provide the services specified in
Section 3.02 to Vyvx with respect to the Vyvx Property, and Vyvx will pay monthly an amount equal to the Service Costs for such services. Payment of the Service Costs will be made in accordance with the provisions of Section 3.03.

         Section 3.02. Description of Services. The services to be provided by WilTel are as set forth in the System Service Statement attached as Exhibit E or as provided in Section 3.07. Vyvx will cooperate with WilTel in connection with WilTel's performance of its responsibilities under this Agreement with respect to the Vyvx Property. WilTel will not be in breach of this Agreement (including the System Service Statement) if its failure to provide services is attributable to (i) a Force Majeure event, (ii) any defective performance of any equipment selected or supplied by Vyvx which defective performance is not caused by WilTel or its subcontractors, or (iii) any installation or maintenance of Vyvx Equipment by Vyvx or its own subcontractors (other than WilTel or its subcontractors).

         Section 3.03. Payment of Service Costs.


         (a) Beginning January 1, 1994, Vyvx will pay to WilTel Service Costs at the initial rate of **** **** ("Initial Service Costs") annually in arrears. Effective for the three year period beginning January 1, 1997, and for every three year period thereafter the Service Costs will be adjusted (the "Inflation Adjustment") based on the percentage increase (decrease) during the preceding three year period in the GDP Index. In the event that the base year used as part of the calculation of the GDP Index is changed, the calculation of Service Costs will be adjusted to ensure that WilTel receives the same Service Costs amounts as it would have had the base year not been changed. In the event the Department of Commerce or any successor organization no longer publishes the GDP Index, the Parties will designate the statistical index they reasonably and mutually agree to be most appropriate for calculation of Service Costs adjustments, and from the date the GDP Index ceased to be published, such index will be used to make adjustments in Service Costs under this Section 3.03.

         (b) Payment of Service Costs by Vyvx described in this Section 3.03 for any particular year will be due in full on December 31st of such year.

         (c) During 1997, and every third year thereafter, Vyvx and WilTel will review the cost savings and/or increases realized by WilTel in providing the services which result solely from technology advances. WilTel and Vyvx will negotiate in good faith appropriate revisions to the Service Costs provided, however, that if the Parties fail to reach an agreement, then the then existing Service Costs plus or minus any Inflation Adjustment provided above, would remain in effect.

         (d) Following the acquisition of any Additional Vyvx Fiber as a result of a WilTel Expansion pursuant to Section 2.09, Vyvx will pay additional Service Costs in an amount equal to **** (as adjusted by the Inflation Adjustment) per route mile of Additional Vyvx Fiber per year ("Additional Service Costs").

         Section 3.04. Rights Transfer Costs. Vyvx will pay an amount equal to the Vyvx Percentage of all current and actual charges, recurring or otherwise, paid by WilTel relating to Vyvx Property transferred by means of a Rights Transfer ("Rights Transfer Costs"). This is intended to include lease payments or purchase price under a purchase option pursuant to a leveraged lease facility.

         Section 3.05. Shared Project Costs.

         (a) Except as otherwise expressly provided 2.07, 2.08 and 2.09 and the System Service Statement attached as Exhibit E, in the event that WilTel undertakes a Shared Project (as defined below) in connection with the restoration, repair, relocation or replacement (including any incidental improvement) of any portion of the WilTel Network (excluding any portion of the WilTel Network which does not include any Vyvx Property), then Vyvx will reimburse WilTel for the Vyvx Percentage of those

         Net Costs incurred by WilTel in connection with such Shared Project, if such Net Costs exceed the Hurdle in effect as of the date of substantial completion of an individual Shared Project. For purposes of this Section, the "Hurdle" will be established at **** and will escalate by the Inflation Adjustment at the same time the Service Costs are adjusted under Section 3.03. "Net Costs" will, for purposes of this Section 3.05, include all Costs applicable to the Shared Project less any amounts for which WilTel has actually received reimbursement from a third party where such reimbursement is reduced by the amount of the direct expenses incurred by WilTel in collecting such third party reimbursement, including legal expenses.

         (b) For purposes of this Section 3.05, "Shared Project" means any work consisting of the restoration, repair, relocation or replacement of any portion of the WilTel Network undertaken by means of a single project or a group of related projects arising out of a single event or occurrence, a cause of common origin or a common scheme or plan. Such event or occurrence will include, but not be limited to a natural catastrophe, calamitous event or other similar circumstance such as Acts of God (including, but not limited to, a hurricane, flood, tornado, earthquake or fire), explosion, collisions or derailment.

         (c) Notwithstanding the foregoing, it is expressly understood by the Parties that this Section 3.06 is not intended to provide WilTel with an opportunity to unilaterally decide to effect improvements of the WilTel Network at the expense of Vyvx, except incidental improvements. Instead, this provision is intended to cover situations where there is an interruption of service or other dysfunction or where there is an outside influence that would or might require a major restoration, repair, relocation or replacement of a portion of the WilTel Network (such as, for example, where a governmental agency requires the relocation of a portion of the WilTel Network to accommodate a new highway) and could cause such a disturbance or interruption or a threat to the continued operation of the WilTel Network.

         (d) WilTel will invoice Vyvx for the Vyvx Percentage of the Net Costs upon final completion of the Shared Project. Vyvx will pay such invoice within thirty (30) days of receipt thereof.

         Section 3.06. Provisioning of Off-network Services. WilTel will use its best efforts to obtain for Vyvx, upon Vyvx's request, telecommunications services other than over the WilTel Network ("Off-network Services") through service providers with whom WilTel has a then-existing arrangement whereby WilTel may place a service order for service to be resold to WilTel's customers. Vyvx will pay to WilTel an amount equal to ****.

         Section 3.07. Commencement of Services and Term of Agreement.

         (a) The services to be provided by WilTel pursuant to this Agreement will commence on January 1, 1994. This Agreement will automatically renew for one year terms each January 1st unless Vyvx provides six months prior written notice of its intent to terminate. The last day of this Agreement (i.e., the date upon which Vyvx's termination becomes effective) will be referred to in this Section as the "Expiration Date."

         (b) The WilTel Network, which includes the Vyvx Property and all Other Networks, constitutes an integrated telecommunications system and the integrity of the WilTel Network must be preserved. Accordingly, Vyvx will, upon the Expiration Date, be deemed to have abandoned its right, title and interest in all Vyvx Fiber on the WilTel Network and Vyvx's right, title and interest therein will be deemed to be conveyed to WilTel without any further action on behalf of either Party. Nevertheless, Vyvx further agrees to execute any documents which WilTel may reasonably request to reflect this conveyance. As to any abandoned Vyvx Fiber, Vyvx will retain its rights to salvage proceeds (if any) pursuant to Section 2.12 hereof upon final expiration of the applicable ROWs.

         (c) WilTel will, within one hundred twenty (120) days following the Expiration Date, deliver to one or more mutually agreed upon location(s) for Vyvx to pick up all affected Vyvx Property (excluding Vyvx Fiber) on the WilTel Network that readily can be removed without disturbing the operation of the rest of the WilTel Network (the "Returned Property"). WilTel will have no responsibility for any Returned Property that is not picked up by Vyvx within ninety (90) days following the date of WilTel's advice to Vyvx of the availability of the Returned Property for pick up. Any affected Vyvx Property on the WilTel Network not readily removable will be deemed to have been abandoned and Vyvx's right, title and interest therein will be deemed to be conveyed to WilTel without any further action on behalf of either Party. Nonetheless, Vyvx further agrees to execute any documents which WilTel may reasonably request to reflect this conveyance. Any such Vyvx Property which is not readily removable will remain subject to the provisions of Section 2.12 upon the final expiration of the ROWs.

         (d) Except for claims by WilTel or Vyvx for payments due under this Agreement (which claims must be presented in writing within one (1) year of the Expiration Date), upon final termination of this Agreement, all of the respective rights and obligations of Vyvx and WilTel hereunder will terminate and be null and void and of no force and effect. Neither Party will have any further obligation or liability whether in contract, tort, warranty or otherwise, to the other related to the Vyvx Property or arising out of this Agreement, except that all provisions in this Agreement relating to salvage, disclosures, limitations of liability, indemnification or waivers of rights and any other provisions that survive the expiration of this Agreement will continue in force in accordance with their terms.

         (e) Any nonvested interest, if any, under this agreement including, but not limited to, interests under this Section 3.07 and Section 2.09, which has not vested within twenty-one (21) years after the death of the last to die of the descendants of Rose Kennedy (Mother of John Fitzgerald Kennedy, former 38th President of the United States) alive at the execution of this Agreement, will terminate and the property in which such nonvested interest existed will vest in WilTel, Inc., its successors and assigns.

                                    SECTION 4
                       RISK OF LOSS, INDEMNIFICATION, AND
                            USE OF THE VYVX PROPERTY

         Section 4.01. Risk of Loss and WilTel Liability. Vyvx will bear any risk of loss or damage to Vyvx property; provided, however, that if in connection with the performance of its obligations under this Agreement, WilTel damages or destroys Vyvx Equipment as a result of negligent or willful acts of WilTel, then WilTel will, at Vyvx's election, either (i) repair the damaged Vyvx Equipment (or replace the destroyed Vyvx Equipment) or (ii) reimburse Vyvx for any reasonable costs incurred by Vyvx in repairing or replacing such Vyvx Equipment.

         Section 4.02. Vyvx Indemnification.

         (a) Vyvx will indemnify, defend, release and hold WilTel, its officers, directors and employees, WilTel Affiliates and directors, officers and employees of such Affiliates, harmless against any claim by, judgment for, or liability to any person using part or all of the Vyvx Property for transmission purposes to the extent such claim, judgment, liability or costs are related to such use of the Vyvx Property.

         (b) Vyvx will indemnify, defend, release and hold WilTel, its directors, officers and employees, WilTel Affiliates, and directors, officers, and employees of such WilTel Affiliates, harmless against any claim, judgment, liability or costs that results from any claim by, judgment for, or liability to third parties (including Vyvx Affiliates) arising out of property damage or bodily injury caused directly or indirectly by Vyvx's acts or omissions related to this Agreement.

         Section 4.03. WilTel Indemnification.

         (a) WilTel will indemnify, defend, release and hold Vyvx, its directors, officers and employees, Vyvx Affiliates, or Vyvx parent or partners, and directors, officers and employees of such partners, parents or Affiliates, harmless against any claim by, judgment for, or liability to any person using part or all of the WilTel Network, other than that portion of the WilTel Network comprised of the Vyvx Property, for transmission purposes, to the extent such claim, judgment, liability or costs are related to such use of the WilTel Network.

         (b) WilTel also will indemnify, defend, release and hold Vyvx, its directors, officers and employees, any Vyvx Affiliates, or its partners or parents, and directors, officers, and employees of such partners or parents and Affiliates, harmless against any liability, claim, judgment, or costs that result from any claim by, judgment for, or liability to third parties (including WilTel Affiliates) arising out of property damage or bodily injury caused directly or indirectly by WilTel's acts or omissions related to this Agreement.

         Section 4.04. Use of the Vyvx Property.

         (a) Vyvx agrees to use the Vyvx Property, and will reasonably restrict its customers to use of Vyvx services, only for video and radio transmission services and/or related applications (including, but not limited to, graphic, visual, imaging, interactive and multimedia) ("Video Use"). Unless Vyvx and WilTel agree otherwise in writing, Vyvx may not use the Vyvx Property for or in conjunction with cellular and personal communications service applications or long distance data and voice applications unless the data and voice applications are incidental to the video or radio transmission services provided for in the preceding sentence.

         (b) All owners and users of the WilTel Network, including Vyvx, will comply with ANSI Standard T1.102 (formerly AT&T Compatibility Bulletin No. 119 dated October 1979) and Technical Reference PUB 54014, and the system performance specifications relevant to their operations over the WilTel Network at all times. Vyvx also agrees to connect to any electronic equipment associated with the Vyvx Fiber, only apparatus that will operate in accordance with the limits specified in ANSI Standard T1.102 (formerly AT&T Compatibility Bulletin No. 119 dated October 1979) and Technical Reference PUB 54014. Vyvx further agrees to release WilTel, and any Affiliates, and hold

WilTel and any Affiliates harmless from any claim, liability, judgment or costs which result from Vyvx's misuse, abuse, misapplication or improper use of the Vyvx Property.

                                    SECTION 5
                       INSPECTION OF FACILITIES AND AUDITS

         Section 5.01. Inspection of Equipment. In order for WilTel to perform its service obligations set forth in Sections 3.01 and 3.02, Vyvx agrees to make the Vyvx Property and, to the extent necessary, other Vyvx property directly connected (whether electrically, optically or otherwise) to the Vyvx Property, available to WilTel for inspection, measurements and evaluation at all reasonable times. Vyvx and WilTel will mutually agree on the timing of any inspection, measurement or evaluation of the Vyvx Property.

         Vyvx also agrees to provide WilTel a single telephone point of contact, the Vyvx Contact, designed to be available on a twenty-four (24) hour per day basis to receive and respond to communications from WilTel concerning the Vyvx Property.

         Section 5.02. Audits. If Vyvx so requests and at Vyvx's expense, WilTel will perform an audit to determine the condition and location of the equipment that constitutes the Vyvx Property. Such audit will be performed with an observer from Vyvx or an independent consultant appointed by Vyvx and approved by WilTel, which approval will not be unreasonably withheld.

         Section 5.03. Cooperation of the Parties. WilTel and Vyvx each agree to reasonably cooperate with each other in the performance of WilTel of its services hereunder including its performance of Routine Maintenance, Demand Maintenance and Other Maintenance. Such cooperation will extend, but not be limited to, (i) allowing an observer of the other Party to be present during the performance by a Party of its respective services, so long as such observer does not interfere with the Party's performance of such services, and (ii) the allowing of Vyvx to perform tests of Vyvx Fiber, so long as Vyvx accesses the Vyvx Fiber on the Vyvx side of a Demarcation Point.

                                    SECTION 6
                                   BANKRUPTCY

         In the event that WilTel, under state insolvency laws, will commit an act of insolvency or bankruptcy or make an assignment for the benefit of creditors, or WilTel will become subject to any bankruptcy or insolvency proceeding under federal laws, and if WilTel rejects this Agreement under state insolvency law or federal bankruptcy law, or if WilTel's interest in this Agreement is assigned under state insolvency law or federal bankruptcy law, the Parties hereto acknowledge and agree (a) that continued access to the Vyvx Property on the part of a qualified servicing agent will be necessary to the continued operation of the WilTel Network and to the continued use by Vyvx of the Vyvx Property; and (b) that because of the physical proximity of the Vyvx Property to other parts of the WilTel Network, it would be inappropriate for there to be a multiplicity of servicing agents; and, accordingly, in such event, it would be in the best interests of Vyvx and the owners of the Other Networks if a single servicing agent assumed the remaining obligations hereunder and under other system purchase and service agreements with terms similar to the terms of this Agreement relating to any part of the WilTel Network. To the extent not inconsistent with applicable bankruptcy law, such a servicing agent may be selected by a vote of the owners of the Networks managed by WilTel under this Agreement and other similar agreements ("Network Owners"), by majority vote, with each Network Owner being entitled to cast the number of votes equal to the number of DS3 Miles in such owner's network. Where applicable, any such substitute operator, however selected, will be vested with such rights of access to the WilTel Network as will be assigned to it by order of any court having jurisdiction over any WilTel bankruptcy or insolvency proceedings. The Parties agree that herein and no owners will be entitled to any votes for any DS3 Miles derived from protection fibers.

         Nothing in this Section will be construed to prohibit Vyvx from exercising its discretion to petition any court having jurisdiction over any WilTel bankruptcy or insolvency proceeding to take action Vyvx deems advisable on any matter whatsoever pertaining to this Agreement.

                                    SECTION 7
                                      TAXES

         (a) Vyvx will be fully responsible for the payment of any and all ad valorem, property, franchise, gross receipts, value-added, sales, use, and other taxes directly applicable to the Vyvx Property and the services it purchases pursuant to Section 3 of this Agreement (except income taxes on the revenue of WilTel), notwithstanding that the incidence thereof may be on WilTel. Vyvx will be responsible for such taxes applicable to the Vyvx Property. Vyvx will be responsible for such taxes applicable to the services purchased under this Agreement from the date WilTel commences to provide such services. To the extent that WilTel is billed for or actually pays any ad valorem, property, franchise, gross receipts, sales, use or other such taxes in respect of the Vyvx Property or the services purchased by Vyvx pursuant to this Agreement, Vyvx will make payment to WilTel of the full amount of any such taxes (including any interest and penalties) which have been paid or are due. Vyvx will make payments required under this Section 7 prior to the later of (i) thirty (30) days from the date of mailing or dispatch of a WilTel invoice billing Vyvx for the amount of such taxes or (ii) thirty (30) days prior to the due date of such taxes. Without limiting the other remedies available to WilTel, if any payments under this Section 7, including any applicable overdue payment charges, are more than one hundred twenty (120) days late, WilTel may discontinue the provision of services with respect to the Vyvx Property and Vyvx will not be entitled to use the Vyvx Property until such payment, including any applicable overdue payment charge calculated pursuant to Section 9 hereof, has been made.

         In the event, and only to the extent, WilTel will have received a refund or credit of taxes described in this Section 7 and attributable to taxes paid, directly or indirectly, by Vyvx with respect to the Vyvx Property or the services it purchases pursuant to Section 3 of this Agreement, WilTel will either make payment to Vyvx of, or, if WilTel so chooses, credit against any payment due or the next payment to become due under this Agreement to WilTel from Vyvx, the amount of the refund or credit together with any interest received by WilTel in connection with the taxes in question.

         WilTel agrees to cooperate with Vyvx, at Vyvx's sole expense, in the protest of or prosecution of any claim for refund, rebate, reduction or abatement of taxes for which Vyvx is responsible for payment under this Section 7.

         (b) WilTel will be fully responsible for the payment of any and all ad valorem, property, franchise, gross receipts, value-added, sales, use and other taxes directly applicable to any and all property owned by WilTel which is part of the WilTel Network. To the extent that Vyvx is billed for or actually pays any ad valorem, property, franchise, gross receipts, sales, use or other such taxes in respect of property owned by WilTel which is part of the WilTel Network, WilTel will make payment to Vyvx of the full amount of any such taxes (including any interest and penalties, but only to the extent WilTel is responsible) which have been paid or are due. WilTel will make payments required under this

Section 7 prior to the later of (i) thirty (30) days from the date of mailing or dispatch of a Vyvx invoice billing WilTel for the amount of such taxes of (ii) thirty (30) days prior to the due date of such taxes.

                                    SECTION 8
                                   REGULATION

         WilTel and Vyvx agree that this Agreement is for the provision by WilTel to Vyvx of non-common carrier services, and therefore it is not subject to the filing requirements of Section 211(a) of the Communications Act of 1934 (47 U.S.C. ' 211(a)) as implemented in 47 C.F.R. Section 43.51. WilTel believes that it is a nondominant common carrier authorized to construct domestic facilities and provide domestic interstate services pursuant to 47 C.F.R. ' 63.07; as such, it believes it is not required to obtain specific authorization from the Federal Communications Commission to construct the domestic WilTel Network. Vyvx represents that the Vyvx Property will be used to provide interstate services and that interstate and intrastate message signal bits will be commingled over the Vyvx Property.

                                    SECTION 9
                             OVERDUE PAYMENT CHARGES

         In the event that any payment due under this Agreement is not paid by the required date, the payee-Party will be entitled to an overdue payment charge at the rate of one and one-half percent (12%) per month or, if less, the maximum allowable interest rate under applicable law, on the unpaid portion of such payment through and including the day on which the final payment for such overdue amount (including the overdue payment charge) is received by the payee-Party.

                                   SECTION 10
                            MISCELLANEOUS PROVISIONS

         Section 10.01. Limitation of Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, WILTEL'S LIABILITY TO VYVX UNDER THIS AGREEMENT Will BE LIMITED TO SPECIFIC PERFORMANCE OR, WHERE SUCH REMEDY IS NOT REASONABLY AVAILABLE, TO MONETARY DAMAGES IN ACCORDANCE WITH SECTION 3.05 OF THE AGREEMENT. WILTEL AND VYVX ACKNOWLEDGE AND AGREE THAT ANY DAMAGES APPLICABLE TO THE PROVISIONS OF THIS AGREEMENT ARE DIFFICULT, IF

NOT IMPOSSIBLE, TO CALCULATE AND THAT THE PAYMENT ADJUSTMENTS UNDER SECTION 3.05 HEREOF Will CONSTITUTE LIQUIDATED DAMAGES AND ARE (i) BASED ON GOOD FAITH ESTIMATES OF, AND BEAR A REASONABLE RELATIONSHIP TO, THE ACTUAL DAMAGES ANTICIPATED AND (ii) DO NOT REPRESENT A PENALTY OF ANY KIND. SUCH PAYMENT Will, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BE VYVX'S SOLE AND EXCLUSIVE REMEDY.

         IN NO EVENT Will EITHER PARTY, ITS RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS AND EMPLOYEES, AFFILIATES, OR ANY DIRECTOR, OFFICER, SHAREHOLDER OR EMPLOYEE OF SUCH AFFILIATES, BE LIABLE TO THE OTHER OR IT'S CUSTOMERS FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, INCLUDING, BUT NOT LIMITED TO DAMAGE OR LOSS OF PROPERTY OR EQUIPMENT, LOSS OF PROFITS OR REVENUE, COST OF CAPITAL, COST OF REPLACEMENT PROPERTY OR SERVICES, OR CLAIMS OF CUSTOMERS FOR SERVICE INTERRUPTIONS OR TRANSMISSION PROBLEMS, OCCASIONED BY ANY DEFECT IN THE WILTEL NETWORK, DELAY IN DELIVERY, FAILURE OF THE VYVX PROPERTY TO PERFORM OR ANY OTHER CAUSE WHATSOEVER.

         WILTEL MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, TO ANY OTHER PERSON OR ENTITY CONCERNING THE VYVX PROPERTY AND VYVX Will DEFEND, INDEMNIFY AND HOLD WILTEL, ITS DIRECTORS, OFFICERS, SHAREHOLDERS AND EMPLOYEES, AFFILIATES OF WILTEL OR ANY DIRECTOR, OFFICER, SHAREHOLDER OR EMPLOYEE OF SUCH AFFILIATES, HARMLESS FROM ANY CLAIMS MADE UNDER ANY WARRANTY OR REPRESENTATION BY VYVX TO ANY THIRD PARTY.

         VYVX AND WILTEL EACH ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY WRITTEN OR ORAL REPRESENTATIONS BY THE OTHER PARTY CONCERNING THE SUBJECT OF THIS AGREEMENT OTHER THAN THOSE EXPRESSED IN THIS AGREEMENT.

         Section 10.02. Successors in Interest; Transfers.

         (a) Vyvx may assign or transfer (hereafter "transfer") its rights and obligations under this Agreement to a third party, including an Affiliate, provided that at least thirty (30) days prior to such transfer Vyvx delivers to WilTel a binding agreement in writing from the transferee to WilTel stating that the transferee will assume all current, future, and outstanding past obligations of Vyvx under this

Agreement as if such transferee had originally executed this agreement in Vyvx's place. Notwithstanding such delivery and assumption of obligations, unless WilTel agrees otherwise in writing (which agreement WilTel will not unreasonably withhold), Vyvx will remain primarily liable for all obligations under this Agreement. WilTel will have no responsibility for any liabilities which result from any such transfer by Vyvx. Vyvx will indemnify, defend and release WilTel and hold WilTel harmless from any claim, liability, judgment or costs which result from any such transfer, but will not release WilTel or hold WilTel harmless from any claim, liability, judgment or costs which arise out of any of WilTel's obligations under this Agreement that are owed to a transferee of Vyvx following transfer in accordance with this Section.

         (b) WilTel may transfer or assign (hereafter "transfer") its rights and obligations under this Agreement to any third party, including an Affiliate, provided that, in the case of a transfer of obligations, at least thirty (30) days prior to such transfer, WilTel delivers to Vyvx a binding agreement from the transferee to Vyvx stating that the transferee will assume all current, future and outstanding past obligations of WilTel under this Agreement that are being transferred as if such transferee originally had executed this Agreement in WilTel's place. Notwithstanding such delivery and assumption of obligations, unless Vyvx agrees otherwise in writing (which agreement Vyvx will not unreasonably withhold), WilTel will remain primarily liable for all obligations under this Agreement. Vyvx will have no responsibility for any liabilities which result from any such transfer by WilTel. WilTel will indemnify, defend and release Vyvx and hold Vyvx harmless from any claim, liability, judgment or costs which result from any such transfer, but will not release Vyvx or hold Vyvx harmless from any claim, liability, judgment or costs which arise out of any of Vyvx's obligations under this Agreement that are owed to a transferee of WilTel following transfer in accordance with this Section.

         Section 10.03. Resolution of Disputes.

         (a) Negotiations. Vyvx and WilTel will attempt in good faith to resolve any dispute arising out of or relating to the Agreement (a "Dispute") by negotiations between senior executives of the ultimate parent entity of each of such Parties. Such negotiations may be commenced by either such Party by written notice to the other Party (the "Negotiation Request"). In the event that such Dispute has not been resolved by such negotiations within 30 days of the delivery of the Negotiation Request, and one Party hereto requests non-binding mediation by written notice to the other Party given prior to the end of such 30-day period, Vyvx and WilTel will attempt in good faith to resolve such Dispute by non-binding mediation before a mediator mutually agreeable to Vyvx and WilTel in their reasonable judgment. Neither Party will be required to continue with such negotiations or with such non-binding mediation for more than 180 days after the delivery of the Negotiation Request. All such negotiations and mediation proceedings will be confidential, and will be treated as compromise and settlement negotiations for all evidentiary purposes, including but not limited to for purposes of the Federal Rules of Evidence and any state rules of evidence.

         (b) Other Remedies. The Parties hereto will not initiate litigation with respect to the Dispute unless the Dispute has not been resolved within 180 days of the delivery of the Negotiation Request, and will not initiate litigation with respect to such Dispute except upon 5 days' prior written notice to the other Party; provided that (i) if one such Party has delivered a Negotiation Request or has so requested non-binding mediation and the other such Party has not responded to any such request within 10 days of its receipt or is failing to participate in good faith in the procedures specified in Section 10.03(a), the requesting Party may initiate litigation prior to the expiration of such 180-day period, and (ii) either such Party may at any time or without notice file a complaint or seek an injunction or provisional judicial relief, if in such Party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo (including but not limited to for statute of limitations reasons or to preserve any defense based upon the passage of time). Despite such action Vyvx and WilTel will continue to participate in the procedures specified in this Section 10.03 for so long and to the extent so specified.

         Section 10.04. Force Majeure. Any failure of a Party to perform its obligations under this Agreement will not be a breach of this Agreement, will not trigger any rights or remedies, and will not subject WilTel to any liability whatsoever if such failure results from, without limitations, Acts of God, governmental action (whether in sovereign or contractual capacity), adverse weather conditions not reasonably anticipatable (including, but not limited to a hurricane, flood, tornado, earthquake or fire), explosions, train collisions or derailments, animal infestation, labor strikes, failure of supplies or supplier, third party negligence or malfeasance or any other circumstance, including cable cuts not directly or proximately caused by WilTel's negligence or wanton conduct, which is reasonably beyond the control of WilTel.

         Section 10.05 Change in Technology. The Parties recognize that technology may change, rendering obsolete the use of a DS3 (whether for actual capacity transmission or protection) on the WilTel Network as a measurement basis for the Vyvx Percentage as well as other Agreement provisions using DS3's. In the event advances in technology do make the use of DS3's inappropriate or obsolete, WilTel or Vyvx may propose a method of measuring relative bandwidth capacity as a substitute for DS3's and request the other's consent to use such substitute measurement which consent will not be unreasonably withheld.

         Section 10.06. Payments. Unless otherwise provided for in this Agreement, all payments required under this Agreement will be made by the deposit of immediately available funds in a bank account designated by the payee-Party, or, in the absence of such designation, full payment by check. Any payment required under this Agreement for which a specific due date is not specified will be due thirty (30) days after the date on which the payor-Party either became aware or should have become aware of its obligation to make such payment.

         Section 10.07. Partial Network Operations. If, as a result of an event of Force Majeure, operation of the WilTel Network must be curtailed in any manner, WilTel, in its reasonable discretion, will determine how the WilTel Network will be operated and affected by such curtailment of operations. Vyvx agrees to release WilTel and hold WilTel harmless from any claim, liability, judgment or cost made by Vyvx or Vyvx customer which result from any reasonable action or decision taken by WilTel under this Section 10.07 related to the Vyvx Property. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.07 will affect the remedies available to Vyvx under Section 3.05.

         Section 10.08. Disclosure.

         (a) If either Party to this Agreement acquires or is exposed to the other Party's Confidential Information, such receiving Party will hold in confidence such Confidential Information, and will neither (i) directly or indirectly reveal, report, publish, disclose or transfer any such Confidential Information to any person or entity, except personnel of the receiving Party who have a need to know such Confidential Information for the purpose of enabling the receiving Party to perform its obligations or exercise its rights under this Agreement; nor (ii) utilize any such Confidential Information for its own benefit or for any other purpose, except for the purpose of enabling it to perform its obligations or exercise its rights under this Agreement. In maintaining the confidentiality of the disclosing Party's Confidential Information, the receiving Party will use the greater of
(i) the standard of care that would be used by a reasonably prudent man under similar circumstances, or (ii) the same standard of care as the receiving Party generally applies to its own confidential or proprietary information.

         The Parties' rights and obligations under this Section 10.08(a) will remain in full force and effect for a period of five (5) years from the date on which the receiving Party acquires or is exposed to such Confidential Information, except with respect to information transmitted over the WilTel Network, for which such rights and obligations will not expire.

         (b) All materials and records which constitute Confidential Information will be and remain the property of and belong exclusively to the disclosing Party, and the receiving Party agrees to return or to destroy all such materials and records which it may possess or control upon request of the disclosing Party.

         (c) Notwithstanding any provision in Section 10.08(a) to the contrary, the receiving Party may disclose to its Affiliates or employees of such Affiliates the other Party's Confidential Information to the extent that such disclosure is required to enable the receiving Party to perform its obligations or exercise its rights under this Agreement, provided that each such Affiliate will have first agreed in writing, with respect to such other Party's Confidential Information, to be bound by the applicable terms and conditions of this Section.

         (d) The Parties agree that the terms and conditions of this Agreement will be kept confidential and will not be disclosed to the public or to any persons other than directors, officers, employees or agents of the Parties pursuant to this Section 10.08 or to such other person who has entered into a Confidentiality Agreement with the disclosing Party, unless otherwise mutually agreed by the Parties in writing, except as required by applicable law or stock exchange regulations. The Parties further agree that any news or press releases or other announcements to be made public with respect to the existence of, or the matters set forth in, this Agreement will either be jointly made or will be approved in writing by the Party not making the news or press release or other announcement, such approval not to be unreasonably withheld.

         (e) Subject to the provisions of Section 10.08(f), the restrictions on disclosure stated above in this Section 10.08 will not prevent the receiving Party from disclosing any Confidential Information or information where such disclosure is required by law or legal process or is made in a judicial proceeding to enforce a Party's rights under this Agreement.

         (f) If either Party is required to disclose Confidential Information which is subject to the non-disclosure provisions of Section 10.08(a), or information which is subject to the non-disclosure provisions of Section 10.08(d), to any regulatory or judicial authority, or pursuant to legal process, the disclosing Party will notify the other Party in writing prior to such disclosure in order to allow the other Party the opportunity to request from the relevant regulatory or judicial authority protection against public disclosure of any such information.

         (g) Either Party's violation of the provisions of this Section 10.08 will subject such Party to suit by the other Party, provided, however, that neither Party will be liable for any incidental or consequential damages relating to its obligations under this Section.

         (h) The Parties acknowledge that, because of the special and unique nature of the Confidential Information and the information which is subject to the non-disclosure provisions of Section 10.08(d), it would be difficult to measure the damage to either Party, its customers and/or the owners of the Other Networks as the case may be, from any breach of the provisions of this Section
10.08 by the other Party, and that such aggrieved Party, its customers and/or the owners of the Other Networks will suffer irreparable harm in the event that the other Party fails to comply with such provisions. Accordingly, the Parties agree that, in the event of a breach of any provision of this Section 10.08 by either Party, the other Party will be entitled, in addition to other remedies it may have in law or in equity, to injunctive or other appropriate orders to restrain any such breach without showing or providing any actual damage sustained by itself, its customers and/or the owners of the Other Networks.

         (i)  The rights and obligations of the Parties contained in this
Section 10.08 regarding non-disclosure of Confidential Information and information described in Section 10.08(d) will survive any expiration or termination of this Agreement until such rights and obligations expire according to their own terms.

         Section 10.09. Authority and Approval. Each Party represents and warrants to the other that it has the right, power and authority to enter into, and perform its obligations under this Agreement.

Each Party further represents and warrants to the other that it has taken all requisite corporate and other necessary action to approve the execution, delivery and performance of this Agreement and that this Agreement constitutes a legal, valid and binding obligation upon itself in accordance with the terms of this Agreement.

         Section 10.10. Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of New York without regard to its choice of law principles.

         Section 10.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, but in such event each counterpart will constitute an original agreement and all of such counterparts will constitute one agreement.

         Section 10.12. Integration; Amendments. This Agreement together with the Exhibits hereto and the Collocate Agreement executed concurrently herewith constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of such Parties, including the Initial Agreement. Any amendment or supplement made to this Agreement will not be valid and binding unless it is in writing signed by both Parties.

         Section 10.13. Severability. Any provisions of this Agreement which is invalid, illegal, or unenforceable in any respect in any jurisdiction will be, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without in any way affecting the validity, legality or enforceability of the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction will not invalidate or in any way affect the validity, legality or enforceability of such provisions in any other jurisdiction.

         Section 10.14. Waivers. The failure of either Party to seek redress for violations, or to insist upon the strict performance, of any covenant or condition of this Agreement will not prevent a subsequent act, which otherwise would have constituted a violation, from having such effect. No waiver of any of the terms, conditions or provisions of this Agreement will be effective unless it is in writing signed by the waiving Party.

         Section 10.15. Indemnification of Third Parties by WilTel. To the extent that WilTel indemnifies any third party who has granted WilTel ROWs upon which the Vyvx Property is located against a claim by, or liability to, or judgment in favor of Vyvx with respect to acts which occur on or adjacent to ROWs, Vyvx waives its right to make any claims or obtain relief against such third party except to the extent it could make such claim or obtain such relief against WilTel under this Agreement.

         Section 10.16. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement of any provision thereof.

         Section 10.17. Rights and Remedies Cumulative. Except as otherwise provided in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party will not preclude or waive its rights to use any or all other remedies. Said rights and remedies are given in addition to any other rights such Party may have by laws, statute, ordinance or otherwise.

         Section 10.18. Notices. All notices and other communications from either Party to the other hereunder will be in writing and will be deemed received upon actual receipt. Unless changed by either Party by notice in writing to the other, all notices will be addressed to the other Party as follows:

                  If to WilTel:     Roy A. Wilkens
                                    Chairman and CEO
                                    One Williams Center
                                    Suite 2600 (26-2)
                                    Tulsa, Oklahoma 74172

                  If to Vyvx:       Del Bothof
                                    President
                                    Tulsa Union Depot
                                    111 East First Street
                                    Tulsa, Oklahoma 74103

         Section 10.19. WilTel Abandonment of Service. In the event that WilTel or any assignee of WilTel abandons its maintenance and repair services to a particular part or all of the WilTel Network ("Non-Serviced Property"), any person owning an interest in part or all of the Non-Serviced Property to whom WilTel was providing such services ("Network Owner") may call a meeting for the purpose of selecting a single servicing agent to assume WilTel's remaining maintenance and repair obligations related to the Non-Serviced Property ("Servicing Agent"), by sending written notice to all other Network Owners at least twenty-one (21) days before the date of such meeting. The notice will state the purpose, date, time and place of the meeting.

         At the meeting described in the preceding paragraph, each Network Owner present or represented will be entitled to propose a Servicing Agent. A Servicing Agent will be selected by a majority vote of the Network Owners who attend or send a representative to the meeting, with each such Network Owner being entitled to cast the number of votes equal to the number of DS3 Miles derived from its property in the Non-Serviced Property; provided, however, that no Servicing Agent will be selected without the prior approval of those owners of ROW's whose approval is required under the terms of their property right grants to WilTel related to the WilTel Network. The Parties agree that for purposes of determining the number of Vyvx's votes under this paragraph, Vyvx will not be entitled to any votes for DS3 Miles derived from subtending and distribution fibers, and no Network Owner will be entitled to any votes for any DS3 Miles derived from protection fibers.

         WilTel will transfer to such Servicing Agent all WilTel rights related to the Non-Serviced Property necessary to allow the Servicing Agent to assume WilTel's maintenance and repair obligations related to the Non-Serviced Property.

         WilTel will have no responsibility for any liabilities related to the development or performance of such alternative servicing arrangements, except that WilTel will be responsible for any failure to meet its obligations under the preceding paragraph. Vyvx will indemnify and release WilTel and defend and hold WilTel harmless from any claim, liability, judgment or costs in favor of Vyvx or Vyvx customers which arise out of any such servicing arrangement in which Vyvx participates that do not arise out of WilTel's failure to meet its obligations under this Agreement.

         This Section 10.19 will not be triggered by any transfer by WilTel under Section 10.02, or by any events covered under Section 6.

         Section 10.20. Invoices and Access to Books and Records.

         (a) All invoices sent by WilTel to Vyvx for Costs or Common Facilities Costs will contain a description of the project.

         (b) Upon written notice received by WilTel within thirty (30) days after the end of a calendar year, WilTel will, within a reasonable period of time, provide to Vyvx access to WilTel's records, receipts, invoices, time cards and other documentation reasonably related to the calculation of Common Facilities Costs or Costs for such year. Information provided to Vyvx under this Section will be designated as "Confidential Information." If Vyvx's review of the WilTel documentation reveals, and WilTel concurs, that any cost item comprising the Common Facilities Costs or Costs, respectively are inappropriate, were improperly classified, such cost item or items will be removed. Notwithstanding the foregoing, the size, magnitude, reasonableness, prudence or necessity of any cost item will not be subject to question or challenge by Vyvx. The only inquiry will be whether the cost item or items were properly placed or accounted for in one or more of the accounts comprising the Common Facilities Costs or Costs, respectively. If Vyvx fails to notify WilTel in writing within ninety (90) days of the end of the subject Service Period that any cost item or items have been improperly classified in the Common Facilities Costs or Costs, respectively, the Parties will be deemed to have agreed on the calculation of Common Facilities Costs or Costs, respectively, for such year.

         (c) If Vyvx and WilTel do not agree as to whether a cost item has been properly placed in either Common Facilities Costs or Costs, respectively; WilTel will engage a nationally recognized firm of independent outside certified public accountants to review the questioned cost item or items to determine whether such cost item(s) could have been reasonably placed or accounted for in Common Facilities Costs or Costs, respectively, in accordance with the definitions of such terms in this Agreement. The independent accountants will act as an arbitrator and their determination will be final, binding and conclusive. Vyvx will pay the costs of the accountants' special report.

         (d) Other than the access to records specifically permitted pursuant to subsection (b) hereof, Vyvx agrees that it will not have access to, or the right to review any of WilTel's books, records, receipts, invoices, time cards or other documentation relating to any other cost, charge or fee under this Agreement.

         IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement as of the date first above written.


ATTEST:                                      WILTEL, INC.


/s/ [ILLEGIBLE]                              BY: /s/ [ILLEGIBLE]
-----------------------------                   --------------------------------
                                                 Vice President


ATTEST:                                      VYVX, INC.


/s/ [ILLEGIBLE]                              BY: /s/ [ILLEGIBLE]
-----------------------------                   --------------------------------
                                                 President

                                    EXHIBIT D

                                 SYSTEM SEGMENTS

 New York City, NY       - White Plains, NY            DeQuincy, LA             - Shreveport, LA
 Stamford, CT            - White Plains, NY            Beaumont, TX             - DeQuincy, LA
 Hartford, CT            - Springfield, MA             Beaumont, TX             - Houston, TX
 Boston, MA              - Springfield, MA             Houston, TX              - San Antonio, TX
*New York City, NY       - Newark, NJ                  Dallas, TX               - Panova, OK
*Newark, NJ              - Trenton, NJ                 Panova, OK               - Oklahoma City, OK
*Philadelphia, PA        - Trenton, NJ                 Panova, OK               - Tulsa, OK
*Philadelphia, PA        - Baltimore, MD               Tulsa, OK (ONEOK POP)    - Tulsa, OK (WLMS. CTR.)
*Baltimore, MD           - Washington, DC              Tulsa, OK                - Joplin, MO
 New York City, NY       - Bear Creek, PA              Kansas City, MO          - Joplin, MO
 Bear Creek, PA          - Cleveland, OH               Columbia, MO             - Kansas City, MO
 Cleveland, OH           - Toledo, OH                  Columbia, MO             - St. Louis, MO
 South Bend, IN          - Toledo, OH                 *Chicago, IL              - Fostoria, OH
 Chicago, IL             - South Bend, IN             *Akron, OH                - Fostoria, OH
 Bear Creek, PA          - Pittsburgh, PA             *Akron, OH                - Cleveland, OH
 Detroit, MI             - Toledo, OH                 *Akron, OH                - Pittsburgh, PA
*Richmond, VA            - Washington, DC             *Pittsburgh, PA           - Washington, DC
*Richmond, VA            - Raleigh, NC                *Detroit, MI              - Fostoria, OH
*Columbia, SC            - Raleigh, NC                 Chicago, IL              - Donahue, IA
*Columbia, SC            - Fairfax, SC                 Cedar Rapids, IA         - Coralville, IA
*Augusta, GA             - Fairfax, SC                 Coralville, IA           - Donahue, IA
*Augusta, GA             - Atlanta, GA                 Coralville, IA           - Pleasant Hill, IA
*Fairfax, GA             - Savannah, GA                Coralville, IA           - Iowa City, IA
 Jacksonville, FL        - Savannah, GA                Davenport, IA            - Donahue, IA
*Jacksonville, FL        - Orlando, FL                 Des Moines, IA           - Pleasant Hill, IA
*Auburndale, FL          - Orlando, FL                 Fairfax, KS              - Pleasant Hill, IA
*Auburndale, FL          - Tampa, FL                   Omaha, NE                - Pleasant Hill, IA
*Auburndale, FL          - West Palm Beach, FL         Fairfax, KS              - Kansas City, MO
*Fort Lauderdale, FL     - West Palm Beach, FL         Alden, IA                - Pleasant Hill, LA
*Fort Lauderdale, FL     - Miami, FL                   Alden, IA                - Minneapolis, MN
*Chicago, IL             - Indianapolis, IN            Fairfax, KS              - Tecumseh, KS
*Evansville, IN          - Indianapolis, IN            Tecumseh, KS             - Topeka, KS
*Evansville, IN          - Nashville, TN               Houston, KS              - Tecumseh, KS
*Chattanooga, TN         - Nashville, TN               Houston, KS              - Wichita, KS
*Atlanta, GA             - Chattanooga, TX             Houston, KS              - Terry Ranch, WY
*Atlanta, GA             - Montgomery, AL              Evanston, WY             - Terry Ranch, WY
*Mobile, AL              - Montgomery, AL              Evanston, WY             - Salt Lake City, UT
*Mobile, AL              - New Orleans, LA             Las Vegas, NV            - Salt Lake City, UT
 Baton Rouge, LA         - New Orleans, LA             Los Angeles, CA          - Las Vegas, NV
 Baton Rouge, LA         - DeQuincy, LA                Los Angeles, CA          - Santa Clara, CA
 Dallas, TX              - Longview, TX                San Francisco, CA        - Santa Clara, CA
 Longview, TX            - Shreveport, LA              Denver, CO               - Terry Ranch, WY
                                                                                - Detroit, MI
                                                                                - Windsor, Ontario

(*) Indicates segments upon which an Additional Purchase Price may be required to upgrade equipment.

(/) Indicates Vyvx cross border system.

                                    EXHIBIT E

                            SYSTEM SERVICE STATEMENT


         This System Service Statement specifies terms and conditions for the maintenance, repair and provision of services for the Vyvx Property and Common Facilities.

         1.   GENERAL

              a. WilTel will operate and maintain a Network Control Center ("NCC") staffed twenty-four (24) hours a day by trained and qualified personnel. WilTel will maintain a toll-free telephone number to contact personnel at the NCC. WilTel's NCC personnel will dispatch maintenance and repair personnel along the Vyvx Fibers to handle repair and other problems detected through the NCC's remote surveillance equipment or otherwise.

              b. WilTel maintenance employees will be available for dispatch twenty-four (24) hours a day, seven (7) days a week. WilTel will use reasonable efforts to have its first maintenance employee at the site requiring Demand Maintenance within two (2) hours from the time of alarm identification by WilTel's NCC or from the time of notification by Vyvx's Network Operations Center (NOC), whichever occurs first.

              c. Vyvx will utilize Attachment 1, WilTel Operations Escalation List, to report and seek immediate initial redress of exceptions noted in the performance of WilTel in meeting maintenance service objectives.

              d. In performing its services hereunder, WilTel will take workmanlike care to prevent impairment to the signal continuity and performance of the Vyvx Property. The precautions to be taken by WilTel will include notification to the Vyvx Contact. In addition, WilTel will reasonably cooperate with Vyvx in sharing information and analyzing the disturbances regarding Vyvx Property or the WilTel Network. This cooperation will include providing a summary of alarms relating to a specific event within 5 business days of a request by Vyvx. Nothing contained herein will make WilTel responsible for the Vyvx Equipment.



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

              e. WilTel will avoid taking any maintenance action between 0700-2400 local time, Monday through Friday, inclusive, and on Sundays during the National Football League season, that will have a disruptive impact on the continuity or performance level of the Vyvx Property. Restricted activities will include manually initiated actions that will cause operation of the automatic fiber electronics protection switching equipment. However, specifically excluded from restricted activities are any actions required to restore continuity to a severed or partially severed fiber optic cable, restore dysfunctional power and ancillary support equipment, and to correct any potential jeopardy conditions.

              f. WilTel will coordinate with the Vyvx Contact no later than two (2) business days prior to the date of any planned non-emergency maintenance activity to be accomplished that is reasonably expected to produce any signal discontinuity including that imposed by the operation of fiber electronics protection switching equipment. In the event that a WilTel planned activity is canceled or delayed for whatever reason as previously notified, WilTel will notify the Vyvx Contact at WilTel's earliest opportunity and will comply with the provisions of the previous sentence to reschedule any delayed activity.

              g. Upon written request by Vyvx to the Outside Plant Contact identified in Attachment 1, WilTel will perform Other Maintenance. WilTel will have twenty (20) business days to respond with a firm scheduled completion date. The timely approval, scheduling and completion of all Other Maintenance requests will not be unreasonably withheld. Vyvx will pay WilTel the Costs of Other Maintenance.

              h. WilTel will provide access to Vyvx to as-built drawings for outside plant and will provide Vyvx redline as-built drawings reflecting engineering changes affecting Vyvx Equipment within sixty
         (60) days of a request by Vyvx.

         2.   COMMON FACILITIES

              a. WilTel will maintain all Common Facilities at Regenerator Locations and POPs in a manner which will permit the normal operation of the Vyvx Property.

              b. WilTel will provide all power and associated environmental control systems necessary at POP's (subject to provisions of applicable Collocate Agreements) and Regenerator Locations for the operation of Vyvx Equipment associated with the Vyvx Fiber in accordance with the Common Facilities Specifications provided in Attachment 3. In addition, WilTel will maintain battery backup for POPs and Regenerator Locations as follows:

                     i. Each POP will be supplied with an emergency battery power supply having a reserve equal to the reserve required by the practices and procedures of WilTel in effect at the commencement of the Agreement.

                     ii. Each Regenerator Location will be supplied with an
              emergency battery power supply having a reserve equal to the reserve required by the practices and procedures of WilTel in effect at the commencement of the Agreement. In addition, WilTel will use its best efforts to provide within four (4) hours after a power outage at a Regenerator Location emergency generators with sufficient capability to restore one (1) unit of all redundant HVAC systems and one (1) rectifier.

              c. WilTel will perform appropriate Routine Maintenance on Common Facilities and POPs in accordance with WilTel's then current preventive maintenance procedures which will not substantially deviate from industry practice and will be responsible for correcting Common Facilities dysfunctions.

              d. At a minimum, WilTel's NCC will monitor alarms for intrusion, high/low temperature, fire or smoke, toxic/explosive gas (where applicable), DC and commercial AC power, and high water (where applicable). Upon receipt of an alarm, WilTel will take appropriate action.

         3.   VYVX FIBERS

              a. Subject to the provisions of Paragraph 3.b. hereof, WilTel will maintain the Vyvx Fibers in good and operable condition, will repair the Vyvx Fibers in a workmanlike manner, and will comply with the Splicing Specifications as provided in Attachment 4, as may be reasonably modified by WilTel. However, WilTel responsibilities with respect to the maintenance and repair of Vyvx Fibers will end at the Demarcation Point(s).

              b. WilTel will have no obligation (including, but not limited to, any obligation for any cost of repair or replacement) with respect to defects in the material or workmanship of the Vyvx Fibers (excluding the workmanship of splices which workmanship will meet the standards provided in paragraph 3.a.). WilTel agrees, however, to perform replacements or make any reasonable repairs required to the Vyvx Fibers due to defects in the material or workmanship of the Vyvx Fibers. Vyvx will pay WilTel the Costs of such replacements or repairs, even if such replacement or repair is initiated through a request for Routine Maintenance or Demand Maintenance.

              c. WilTel will perform any maintenance or repair work as required under this System Service Statement on the Vyvx Fibers if such work is necessitated by Vyvx's negligent or improper use of Vyvx Fibers. However, Vyvx will pay WilTel the Costs of such maintenance or repairs including any maintenance or repairs to the WilTel Network, or any portion thereof.

              d. WilTel maintenance employees will be responsible for correcting or repairing Vyvx Fiber discontinuity or damage, including but not limited to the emergency repair of the Vyvx Fibers within the WilTel Cable between the Demarcation Points. Wiltel will use reasonable efforts to repair Vyvx Fiber traffic affecting discontinuity within six
         (6) hours after the WilTel maintenance employee's arrival at the problem site. WilTel will maintain sufficient capability to teleconference with the Vyvx Contact during an emergency repair in order to provide continuous communication. Within twenty-four (24) hours after completion of an emergency repair, WilTel will commence its planning for permanent repair, will notify the Vyvx Contact of such plans, and will implement such permanent repair within an appropriate time thereafter.

              e. WilTel will prioritize the Routine Maintenance and Demand Maintenance to be performed by WilTel on Vyvx Fibers and other fibers within the WilTel Cable predicated on overall expediency regardless of ownership.

         4.   VYVX EQUIPMENT

              a. WilTel will maintain the Vyvx Equipment so as to permit the effective transmission of communications signals over the Vyvx Equipment so that the one-way quality of transmissions over the Vyvx Property will meet the technical standards for DS3 Service as provided in Attachment 5. Upon a reasonable request by Vyvx, WilTel will perform additional specific Routine Maintenance functions. WilTel's responsibility to maintain Vyvx Equipment ends at Demarcation Points.

              b. WilTel will provide protection switching for the Vyvx Equipment. Vyvx will have priority for access to protection transmission equipment to the extent of the Vyvx Percentage. WilTel will provide a level of protection switching capability in accordance with the manufacturer's specifications.




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